Exhibit 99.(14)(B)

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

Strategic Partners Style Specific Funds - Strategic Partners Total Return Bond Fund:

We consent to the incorporation by reference, in this registration statement (No. 033-55441) on Form N-14 of Dryden Total Return Bond Fund, Inc. of our report dated September 28, 2005, with respect to the statement of assets and liabilities, including the portfolio of investments, of the Strategic Partners Total Return Bond Fund (a series of Strategic Partners Style Specific Funds, hereafter referred to as the “Fund”) as of July 31, 2005, and the related statement of operations for the year then ended, and the statements of changes in net assets and the financial highlights for each of the years in the two-year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-CSR.

We also consent to the references to our firm under the headings “Independent Registered Public Accounting Firm” and “Portfolio Holdings” in this registration statement on Form N-14.

KPMG LLP

New York, New York
August 18, 2006